Two Harbors Investment Corp. Reports Second Quarter 2012 Financial Results
Hybrid RMBS Strategy Drives
Exceptional Economic Return of $0.66 per Weighted Share
NEW YORK, August 1, 2012 - Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS), a real estate investment trust that invests in residential mortgage-backed securities (RMBS), residential mortgage loans, residential real properties and other financial assets, today announced its financial results for the quarter ended June 30, 2012.
Highlights

•	The company reported Comprehensive Income of $141.6 million, or $0.66 per diluted weighted average common share.

•
Book value increased to $9.94 per common share at June 30, 2012 compared to $9.67 per common share at March 31, 2012 due primarily to appreciation in the company's Agency and non-Agency RMBS holdings, net of hedges.

•
The company reported Core Earnings of $76.1 million, or $0.35 per diluted weighted average common share. Second quarter Core Earnings were impacted by costs associated with the company's hedging strategy, the timing of capital deployment from its February 2012 capital raise and lower net interest spreads from securities acquired in recent months.

•	The company's RMBS portfolio generated an aggregate yield of 4.6%, driven by a three-month average Constant Prepayment Rate (CPR) of 5.6% for its Agency RMBS portfolio during the second quarter.

•	The company declared a dividend of $0.40 per common share, or 15.4% annualized dividend yield, based upon June 29, 2012 closing price of $10.36.

•
The company completed an accretive public stock offering on July 18, 2012, which resulted in the issuance of 57.5 million shares of common stock for net proceeds of approximately $592.4 million. The company intends to deploy the proceeds from this offering over the coming months to make additional acquisitions of RMBS securities, residential mortgage loans and residential real properties, and for other general corporate purposes.

"We again had strong performance in our portfolio this quarter, delivering a 6.9%1 total return to stockholders and at the same time advancing our strategic priorities," said Thomas Siering, Two Harbors' President and Chief Executive Officer. "Both of our RMBS portfolios continue to perform well. We believe our security selection, hedging methods and ability to deploy capital across sectors allows us to optimize portfolio results."

(1) The term “total return” means (i) the change in Two Harbors' book value per share at June 30, 2012 as compared to March 31, 2012, plus (ii) dividends declared by Two Harbors in the second quarter of 2012, divided by Two Harbors' book value per share at March 31, 2012.

Operating Performance

The following table summarizes the company's GAAP and non-GAAP earnings measurements and key metrics for the second quarter of 2012:

Two Harbors Operating Performance
(dollars in thousands, except per share data)	Q2-2012			YTD 2012
Earnings	Earnings	Per diluted weighted share	Annualized return on average equity	Earnings	Per diluted weighted share	Annualized return on average equity
Core Earnings[1]	$76,105	$0.35	14.3%	$139,836	$0.70	14.4%
GAAP Net Income	$24,004	$0.11	4.5%	$75,804	$0.38	7.8%
Comprehensive Income	$141,608	$0.66	26.6%	$337,318	$1.68	34.7%

Operating Metrics	Q2-2012
Dividend per common share	$0.40
Book value per diluted share at period end	$9.94
Other operating expenses as a percentage of average equity	0.8%

(1) Core Earnings is a non-GAAP measure that the company defines as GAAP net income, excluding impairment losses, gains or losses on sales of securities and termination of interest rate swaps, unrealized gains or losses on trading securities, interest rate swaps and swaptions and certain gains or losses on derivative instruments. As defined, Core Earnings includes interest income associated with the company's inverse interest-only securities ("Agency Derivatives") and premium income or loss on credit default swaps.

Earnings Summary
Two Harbors reported Core Earnings for the quarter ended June 30, 2012 of $76.1 million, or $0.35 per diluted weighted average common share outstanding, as compared to Core Earnings for the quarter ended March 31, 2012 of $63.7 million, or $0.34 per diluted weighted average common share outstanding. Core Earnings were impacted by costs associated with the company's hedging strategy, the timing of capital deployment from its February 2012 capital raise and lower net interest spreads from securities acquired in recent months.

"During the second quarter, our hedging strategy, which is designed to protect book value, contributed to lower Core Earnings as a result of amortization from credit default swaps and interest-only securities," said Brad Farrell, Two Harbors' Chief Financial Officer and Treasurer. "We believe our risk management approach and encompassing hedging strategy enable us to maximize stockholder value over time."

During the quarter, the company sold RMBS securities and U.S. Treasuries for $1.0 billion with an amortized cost of $1.0 billion for a net realized de minimis gain, net of tax; recognized a change in unrealized fair value gain on U.S. Treasury trading securities of $0.8 million, net of tax; and recognized other-than-temporary impairment losses on its RMBS securities of $4.5 million, net of tax. During the quarter, the company had a net loss of $4.8 million, net of tax, related to swap terminations and swaption expirations. In addition, the company recognized in earnings an unrealized loss, net of tax, of $36.3 million associated with its interest rate swaps and swaptions economically hedging its repurchase agreements and available-for-sale securities; an unrealized loss, net of tax, of $2.5 million associated with its interest rate swaps economically hedging its trading securities; and net losses on other derivative instruments of approximately $4.8 million, net of tax.

The company reported GAAP Net Income of $24.0 million, or $0.11 per diluted weighted average common share outstanding, for the quarter ended June 30, 2012, as compared to $51.8 million, or $0.28 per diluted weighted average common share outstanding, for the quarter ended March 31, 2012. On a GAAP basis, the company earned an annualized return on average equity of 4.5% and 11.8% for the quarters ended June 30, 2012 and March 31, 2012, respectively.

The company reported Comprehensive Income of $141.6 million, or $0.66 per diluted weighted average common share outstanding, for the quarter ended June 30, 2012, as compared to $195.7 million, or $1.05 per diluted weighted average common share outstanding, for the quarter ended March 31, 2012. The company records unrealized fair value gains and losses for RMBS securities, classified as available-for-sale, as Other Comprehensive Income in the Statement of Stockholders' Equity. The second quarter 2012 was positively impacted by an aggregate unrealized increase in fair value of $117.6 million on the company's portfolio, driven by appreciation in the company's Agency and non-Agency RMBS holdings. On a Comprehensive Income basis, the company recognized an annualized return on average equity of 26.6% and 44.5% for the quarters ended June 30, 2012 and March 31, 2012, respectively.

Other Key Metrics
Two Harbors declared a quarterly dividend of $0.40 per common share for the quarter ended June 30, 2012. The annualized dividend yield on the company's common stock for the second quarter, based on the June 29, 2012 closing price of $10.36, was 15.4%.

The company's book value per diluted share, after giving effect to the second quarter 2012 dividend of $0.40, was $9.94 as of June 30, 2012, compared to $9.67 as of March 31, 2012.

Other operating expenses were approximately $4.2 million and $3.6 million for the quarters ended June 30, 2012 and March 31, 2012, respectively, or 0.8% of average equity for both periods.

Portfolio Summary
"We are pleased with the performance of our portfolio again this quarter," stated Bill Roth, Two Harbors' Co-Chief Investment Officer. "Our strategy of selecting prepayment protected securities for the Agency portfolio resulted in another quarter of low prepayment speeds. The rigorous security selection process we employ also contributed to strong non-Agency results, as the underlying collateral continued to demonstrate improved performance."

For the quarter ended June 30, 2012, the annualized yield on average RMBS securities and Agency Derivatives was 4.6% and the annualized cost of funds on the average borrowings, which includes net interest rate spread expense on interest rate swaps, was 1.0%. This resulted in a net interest rate spread of 3.6%, which compares to 3.9% in the prior quarter. Net interest spread for the second quarter was impacted by lower net interest spreads from securities acquired in recent months. As experienced in recent months, the company believes that yields and net interest spreads on available Agency and Non-Agency RMBS securities are generally lower than what the company has historically realized in its portfolio.

The company reported debt-to-equity, defined as total borrowings to fund RMBS securities, residential mortgage loans and Agency Derivatives divided by total equity, of 4.3:1.0 and 3.7:1.0 at June 30, 2012 and March 31, 2012, respectively. The first quarter debt-to-equity ratio was impacted by the timing of the capital deployment in connection with the company's February 2012 capital raise.

The company's portfolio is principally comprised of RMBS available-for-sale securities and Agency Derivatives. As of June 30, 2012, the total value of the portfolio was $11.0 billion, of which approximately $9.0 billion was Agency RMBS and Agency Derivatives and $2.0 billion was non-Agency RMBS. As of June 30, 2012, fixed-rate securities composed 79.6% of the company's portfolio and adjustable-rate securities composed 20.4% of the company's portfolio. In addition, the company held $1.0 billion of U.S. Treasuries classified on its balance sheet as trading securities as of June 30, 2012, comparable to March 31, 2012.

Two Harbors was a party to interest rate swaps and swaptions as of June 30, 2012 with an aggregate notional amount of $13.3 billion, of which $12.3 billion was utilized to economically hedge interest rate risk associated with the company's short-term LIBOR-based repurchase agreements.

The following table summarizes the company's portfolio:

Two Harbors Portfolio
(dollars in thousands, except per share data)

RMBS and Agency Derivatives Portfolio Composition	As of June 30, 2012
Agency Bonds
Fixed Rate Bonds	$8,490,634	77.2%
Hybrid ARMs	221,568	2.0%
Total Agency	8,712,202	79.2%
Agency Derivatives	277,212	2.5%
Non-Agency Bonds
Senior Bonds	1,591,438	14.5%
Mezzanine Bonds	416,439	3.8%
Non-Agency Other	4,070	—%
Total Non-Agency	2,011,947	18.3%

Aggregate Portfolio	$11,001,361

Fixed-rate investment securities as a percentage of aggregate portfolio	79.6%
Adjustable-rate investment securities as a percentage of aggregate portfolio	20.4%

Portfolio Metrics	For the Quarter Ended June 30, 2012
Annualized yield on average RMBS and Agency Derivatives during the quarter
Agency	3.3%
Non-Agency	9.6%
Aggregate Portfolio	4.6%
Annualized cost of funds on average repurchase balance during the quarter[1]	1.0%
Annualized interest rate spread for aggregate portfolio during the quarter	3.6%
Weighted average cost basis of principal and interest securities
Agency	$107.54
Non-Agency[2]	$52.07
Weighted average three month CPR for its RMBS portfolio
Agency	5.6%
Non-Agency	2.1%
Debt-to-equity ratio at period-end[3]	4.3 to 1.0

(1) Cost of funds includes interest spread expense associated with the portfolio's interest rate swaps.
(2) Average purchase price utilized carrying value for weighting purposes. If current face were utilized for weighting purposes, total non-Agency RMBS excluding the company's non-Agency interest-only portfolio would be $46.79 at June 30, 3012.

(3) Defined as total borrowings to fund RMBS, residential mortgage loans and Agency Derivatives divided by total equity.

The company experienced a three-month average CPR of 5.6% for Agency RMBS securities held as of June 30, 2012, as compared to 5.2% for securities held as of March 31, 2012. Including Agency Derivatives, the company experienced a three-month average CPR of 6.0% for Agency securities held as of June 30, 2012, as compared to 5.6% for securities held as of March 31, 2012. The weighted average cost basis of the Agency portfolio was 107.5% of par as of June 30, 2012 and March 31, 2012. The net premium amortization was $31.0 million and $23.0 million for the quarters ended June 30, 2012 and March 31, 2012, respectively.

The company experienced a three-month average CPR of 2.1% for non-Agency RMBS securities held as of June 30, 2012, as compared to 1.9% for securities held as of March 31, 2012. The weighted average cost basis of the non-Agency portfolio was 52.1% of par as of June 30, 2012 and 51.9% of par as of March 31, 2012. The discount accretion was $34.1 million and $28.9 million for the quarters ended June 30, 2012 and March 31, 2012, respectively. The total net discount remaining was $2.3 billion as of June 30, 2012 and March 31, 2012, with $1.3 billion designated as credit reserve as of June 30, 2012.

Public Stock Offerings
During the second quarter, the company established an at-the-market offering program pursuant to which it sold 7.6 million shares of common stock for aggregate net proceeds of approximately $77.6 million, after deducting sales agent compensation and estimated offering expenses.
The company completed an accretive public stock offering on July 18, 2012, which resulted in the issuance of 57.5 million shares of common stock for net proceeds of approximately $592.4 million. The company intends to deploy the proceeds from this offering over the coming months to make additional acquisitions of RMBS securities, residential mortgage loans and residential real properties, and for other general corporate purposes.

Single Family Residential Properties
The company continues to diversify its business through the acquisition and rental of single family residential properties in certain metropolitan areas across the United States. As of June 30, 2012, the company had purchased $71.7 million in properties. The properties are classified as investment in real estate on the consolidated balance sheet. There was no material impact to operations from this new business in the second quarter.

Conference Call
Two Harbors Investment Corp. will host a conference call on August 2, 2012 at 9:00 am EDT to discuss second quarter 2012 financial results and related information. To participate in the teleconference, please call toll-free (877) 868-1835 (or (914) 495-8581 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet on the company's website at www.twoharborsinvestment.com in the Investor Relations section under the Events and Presentations link. For those unable to attend, a telephone playback will be available beginning at 12 p.m. EDT on August 2, 2012 through 9 p.m. EDT on August 10, 2012. The playback can be accessed by calling (855) 859-2056 (or (404) 537-3406 for international callers) and providing Confirmation Code 10061829. The call will also be archived on the company's website in the Investor Relations section under the Events and Presentations link.

Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include, but are not limited to, higher than expected operating costs, changes in prepayment speeds of mortgages underlying our RMBS, the rates of default or decreased recovery on the mortgages underlying our non-Agency securities, failure to recover certain losses that are expected to be temporary, changes in interest rates or the availability of financing, the impact of new legislation or regulatory changes on our operations, the impact of any deficiencies in the servicing or foreclosure practices of third parties and related delays in the foreclosure process, the inability to acquire mortgage loans or securitize the mortgage loans we acquire, the inability to acquire residential real properties at attractive prices or lease such properties on a profitable basis, the impact of new or modified government mortgage refinance or principal reduction programs, and unanticipated changes in overall market and economic conditions.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Two Harbors' most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward looking statements concerning Two Harbors or matters attributable to Two Harbors or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this press release and the accompanying investor presentation present non-GAAP financial measures that exclude certain items. Two Harbors' management believes that these non-GAAP measures enable it to perform meaningful comparisons of past, present and future results of the company's core business operations, and uses these measures to gain a comparative understanding of the company's operating performance and business trends. The non-GAAP financial measures presented by the company represent supplemental information to assist investors in analyzing the results of Two Harbors' operations; however, as these measures are not in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated. See the GAAP to Non-GAAP reconciliation table on page 9 of this release.

Additional Information
Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the SEC's Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact
Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507, christine.battist@twoharborsinvestment.com.

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TWO HARBORS INVESTMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Available-for-sale securities, at fair value	$10,724,149	$6,249,252
Trading securities, at fair value	999,375	1,003,301
Mortgage loans held-for-sale, at fair value	11,378	5,782
Investment in real estate, net	71,726	—
Cash and cash equivalents	496,674	360,016
Restricted cash	138,336	166,587
Accrued interest receivable	35,954	23,437
Due from counterparties	81,039	32,587
Derivative assets, at fair value	361,073	251,856
Other assets	60,998	7,566
Total Assets	$12,980,702	$8,100,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Repurchase agreements	$10,438,441	$6,660,148
Derivative liabilities, at fair value	82,619	49,080
Accrued interest payable	11,545	6,456
Due to counterparties	166,949	45,565
Accrued expenses	11,164	8,912
Dividends payable	87,061	56,239
Income taxes payable	266	3,898
Total liabilities	10,798,045	6,830,298

Stockholders’ Equity
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01 per share; 450,000,000 shares authorized and 219,655,462 and 140,596,708 shares issued and outstanding, respectively	2,196	1,406
Additional paid-in capital	2,142,554	1,373,099
Receivable from issuance of common stock	(22,248)	—
Accumulated other comprehensive income (loss)	202,798	(58,716)
Cumulative earnings	233,256	157,452
Cumulative distributions to stockholders	(375,899)	(203,155)
Total stockholders’ equity	2,182,657	1,270,086
Total Liabilities and Stockholders’ Equity	$12,980,702	$8,100,384

TWO HARBORS INVESTMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest income:
Available-for-sale securities	$104,319	$39,959	$188,533	$59,494
Trading securities	1,250	805	2,300	1,077
Mortgage loans held-for-sale	126	—	195	—
Cash and cash equivalents	209	64	377	127
Total interest income	105,904	40,828	191,405	60,698
Interest expense	15,527	3,863	26,994	6,362
Net interest income	90,377	36,965	164,411	54,336
Other-than-temporary impairment losses	(4,476)	(294)	(8,751)	(294)
Other income:
Gain on investment securities, net	1,789	3,189	11,720	4,728
Loss on interest rate swap and swaption agreements	(61,014)	(50,808)	(77,207)	(48,869)
(Loss) gain on other derivative instruments	(7,617)	9,766	(16,507)	15,113
Other income	131	—	91	—
Total other loss	(66,711)	(37,853)	(81,903)	(29,028)
Expenses:
Management fees	7,610	2,728	14,353	4,278
Other operating expenses	4,181	2,155	7,782	3,667
Total expenses	11,791	4,883	22,135	7,945
Income (loss) before income taxes	7,399	(6,065)	51,622	17,069
Benefit from income taxes	(16,605)	(5,081)	(24,182)	(4,324)
Net income (loss) attributable to common stockholders	$24,004	$(984)	$75,804	$21,393

Basic and diluted earnings (loss) per weighted average common share	$0.11	$(0.01)	$0.38	$0.35

Weighted average shares outstanding - basic and diluted	214,810,579	77,101,606	200,833,084	61,443,978

Comprehensive income:
Net income (loss)	$24,004	$(984)	$75,804	$21,393
Other comprehensive income:
Unrealized gain on available-for-sale securities, net	117,604	14,514	261,514	23,629
Other comprehensive income	117,604	14,514	261,514	23,629
Comprehensive income	$141,608	$13,530	$337,318	$45,022

TWO HARBORS INVESTMENT CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Reconciliation of net income attributable to common stockholders to
Core Earnings:

Net income (loss) attributable to common stockholders	$24,004	$(984)	$75,804	$21,393

Adjustments for non-core earnings:
Gain on sale of securities, net of tax	(36)	(854)	(11,139)	(2,162)
Other-than-temporary impairment loss, net of tax	4,476	294	8,751	294
Unrealized gains on trading securities, net of tax	(812)	(1,266)	(9)	(1,531)
Unrealized loss, net of tax, on interest rate swap and swaptions economically hedging repurchase agreements and available-for-sale securities	36,334	37,039	32,040	32,537
Unrealized loss, net of tax, on interest rate swap economically hedging trading securities	2,499	796	7,473	1,256
Realized loss on termination or expiration of swaps and swaptions, net of tax	4,801	976	14,644	149
Loss (gain) on other derivative instruments, net of tax	4,839	(4,590)	12,272	(5,758)

Core Earnings	$76,105	$31,411	$139,836	$46,178

Weighted average shares outstanding - basic and diluted	214,810,579	77,101,606	200,833,084	61,443,978

Core Earnings per weighted average share outstanding - basic and diluted	$0.35	$0.41	$0.70	$0.75